Exhibit 99.1

Contact:

Kosan Biosciences

Jane Green

510.731.5335 (office)

510.652.4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN APPOINTS CEO ROBERT JOHNSON TO BOARD OF DIRECTORS

Hayward, CA – July 26, 2006 – Kosan Biosciences Incorporated (Nasdaq:KOSN) announced that Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s Chief Executive Officer, has been appointed to the Company’s Board of Directors.

“Robert has brought leadership, direction and energy to the management of Kosan’s overall business, built a reputation for integrity and openness within the investment community, and infused the management team and employees with a strong sense of motivation and purpose,” said Peter Davis, Ph.D., Kosan’s Chairman of the Board of Directors. “Today, Kosan is operating with a high degree of productivity, effectiveness and fiscal responsibility. The Board of Directors joins me in expressing confidence in Robert’s management and the additional value he will bring to the Company as a Board member.”

Dr. Johnson has served as Kosan’s Chief Executive Officer since April 2006, having been named Acting Chief Executive Officer in February 2006. From April 2004 to February 2006, Dr. Johnson was Executive Vice President, Development, and Chief Medical Officer. From January 2002 to April 2004, Dr. Johnson served as Senior Vice President, Medical Affairs and Corporate Development, and in January 2003, he was also named Kosan’s Chief Medical Officer. From September 2000 to January 2002, Dr. Johnson served as Vice President, Medical Affairs and Corporate Development. From 1998 to September 2000, Dr. Johnson was employed by Chiron Corporation, where he served as Vice President, Pharmacology and Preclinical Affairs through 1999 and as Vice President, Corporate Development. From 1991 to 1998, Dr. Johnson was Director of Pharmacology at Merck & Co., Inc. In addition, Dr. Johnson was a member of the faculty at the University of Pennsylvania from 1987 to 1991 and at Harvard Medical School from 1985 to 1987. Dr. Johnson received a B.A. and a Ph.D. in biophysics and an M.D. from the University of Pennsylvania.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

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Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. KOS-953 is Kosan’s proprietary formulation of 17-AAG, a geldanamycin analog. The agent is currently in Phase I and II clinical trials, primarily for multiple myeloma andHER2-positive breast cancer. In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, KOS-1022, are being evaluated in Phase I clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase II single-agent clinical trial in patients with metastatic breast cancer, as well as a Phase II combination trial with Herceptin. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase I clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of Kosan’s clinical candidates, including the risk that clinical trials may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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